UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

June 22, 2008

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1400 Seaport Boulevard

Redwood City, California 94063
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 22, 2008, the Board of Directors (the “Board”) of PDL BioPharma, Inc. (the “Company”), in recognition of the increased workload of the Board resulting from the efforts necessary to sell or otherwise monetize the Company’s antibody humanization royalty assets, distribute to stockholders a substantial portion of the proceeds of such a sale or monetization (the “Royalty Distribution”), spin-off the Company’s biotechnology related assets into a separate publicly traded entity (the “Spin-off”) and certain other matters, revised the compensation policy for non-employee members of the Board (each, an “Outside Director”) to provide that each Outside Director will receive a supplemental cash retainer with respect to such Outside Director’s service as a member of the Board of $10,000 per month for each full or partial month of service on the Board (the “Temporary Supplemental Retainer”).  The Temporary Supplemental Retainer is in addition to the cash compensation previously payable to each Outside Director with respect to service on the Board.  The Temporary Supplemental Retainer is retroactively effective to May 29, 2008 and will terminate upon the earlier of (i) the effective date of the Spin-off, (ii) the payment date of the Royalty Distribution or (iii) December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   June 26, 2008

PDL BioPharma, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Vice President, General Counsel and Secretary